Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 9, 2015, with respect to the Statement of Revenues and Certain Operating Expenses of the Hawthorn Portfolio incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of New Senior Investment Group Inc. for the registration of common stock, preferred stock, depositary shares, debt securities and warrants.

/s/ Ernst & Young LLP

Chicago, Illinois

June 22, 2015